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EXHIBIT 11. Statement re computation of per share earnings.

                                                 Year         Year         Year
                                                 Ended        Ended        Ended
                                                7-31-96      7-31-95      7-31-94
                                             ------------  -----------  -----------
Loss from continuing operations               $ 8,420,401  $ 2,491,246  $   423,341
Preferred stock dividends                         570,621      132,800            0
                                              -----------  -----------  -----------

                                              $ 8,991,022  $ 2,624,046  $   423,341
                                              -----------  -----------  -----------
Weighted average shares outstanding            18,011,826   17,661,428   17,434,159

Loss per share from continuing operations           $ .50        $ .15        $ .02
                                              ===========  ===========   ==========

Net loss                                      $10,230,783  $ 2,491,342  $   423,341
Preferred stock dividends                         570,621      132,800            0
                                              -----------  -----------  -----------
                                              $10,801,404   $2,624,142  $   423,341
                                              -----------   ----------  -----------
Weighted average shares outstanding            18,011,826   17,661,428   17,434,159

Loss per share for common shareholders              $  60        $ .15        $ .02
                                               ==========    =========   ==========
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